     THE COSMOPOLITAN AT MEARS PARK, LLC FINANCIAL STATEMENTS FOR THE YEARS
                     ENDED DECEMBER 31, 1999, 1998 AND 1997


                                Table of Contents



                                                                           Page

         Independent Auditors' Report                                      F-23

         Balance Sheets as of December 31, 1999 and 1998                   F-24

         Statements of Operations for the Years Ended December 31,
         1999, 1998 and 1997                                               F-25

         Statements of Changes in Members' Equity (Deficit) for the
         Years Ended December 31, 1999, 1998 and 1997                      F-26

         Statements of Cash Flows for the Years Ended December 31,
         1999, 1998 and 1997                                               F-27

         Notes to Financial Statements                                     F-28

                          INDEPENDENT AUDITORS' REPORT



The Members
The Cosmopolitan at Mears Park, LLC
Boston, Massachusetts


We have audited the accompanying balance sheets of The Cosmopolitan at Mears Park, LLC (the "Company") as of December 31, 1999 and 1998, and the related statements of operations, changes in members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cosmopolitan at Mears Park, LLC as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



Lefkowitz, Garfinkel, Champi & DeRienzo P.C.



Providence, Rhode Island
February 4, 2000

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                     ASSETS
                                                                                          1999                    1998
                                                                                   --------------------    --------------------
Investment in real estate:
     Land                                                                                $   1,009,000           $   1,009,000
     Building and improvements                                                               6,272,312               6,215,517
     Furniture and equipment                                                                   260,044                 226,060
                                                                                   --------------------    --------------------

                                                                                             7,541,356               7,450,577
         Less accumulated depreciation                                                         889,745                 644,376
                                                                                   --------------------    --------------------

                                                                                             6,651,611               6,806,201

Cash and cash equivalents                                                                      170,117                  58,439
Cash equivalent, security deposits                                                              20,428                  82,275
Real estate tax escrow                                                                          81,557                  94,279
Replacement reserve                                                                             23,750                  43,023
Rent receivable                                                                                  3,241                   1,949
Prepaid expenses                                                                                20,711                  20,080
Deferred financing fees, less accumulated amortization
   (1999, $125,033; 1998, $91,697)                                                             108,364                 141,700
                                                                                   --------------------    --------------------


                                                                                         $   7,079,779           $   7,247,946
                                                                                   ====================    ====================

                                               LIABILITIES AND MEMBERS' EQUITY
Liabilities:
     Mortgage note payable                                                               $   6,682,598           $   6,779,916
     Accounts payable and accrued expenses                                                      66,493                 102,821
     Accrued interest                                                                           50,899                  51,640
     Security deposits                                                                         110,298                 110,630
                                                                                   --------------------    --------------------

     Total liabilities                                                                       6,910,288               7,045,007

Commitments (Notes 4 and 5)

Members' equity                                                                                169,491                 202,939
                                                                                   --------------------    --------------------

                                                                                         $   7,079,779           $   7,247,946
                                                                                   ====================    ====================





      The accompanying notes are an integral part of these financial statements.

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                               1999                      1998                      1997
                                                       ----------------------    ----------------------    ----------------------
Revenue:

     Rental income                                            $    2,650,904            $    2,464,338           $   2,302,138
     Interest and other income                                        37,229                    23,559                  26,254
                                                       ----------------------    ----------------------    ----------------------

                  Total revenue                                    2,688,133                 2,487,897               2,328,392
                                                       ----------------------    ----------------------    ----------------------

Expenses:

     Operating and administrative                                    280,630                   272,679                 232,858
     Management fee                                                  107,525                    99,507                  93,136
     Repairs and maintenance                                         243,328                   224,506                 228,972
     Utilities                                                       317,562                   325,242                 315,586
     Real estate taxes                                               344,886                   370,602                 332,496
     Insurance                                                        34,012                    32,980                  32,590
     Depreciation and amortization                                   278,705                   270,670                 267,827
                                                       ----------------------    ----------------------    ----------------------

                  Total expenses                                   1,606,648                 1,596,186               1,503,465
                                                       ----------------------    ----------------------    ----------------------

Income from operations                                             1,081,485                   891,711                 824,927

Interest expense                                                     614,933                   623,467                 631,259
                                                       ----------------------    ----------------------    ----------------------

Net income                                                     $     466,552             $     268,244            $    193,668
                                                       ======================    ======================    ======================




      The accompanying notes are an integral part of these financial statements.
                                      F-25

                       THE COSMOPOLITAN AT MEARS PARK, LLC
               STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                                  Historic
                                                                                Preservation
                                                                              Properties 1989               Total
                                                          Lillian                 Limited                 Members'
                                                           Carney               Partnership                Equity
                                                     -------------------    ---------------------    --------------------

Balance, December 31, 1996                                 $   620,584            $     (65,866)            $   554,718

Distributions                                                 (468,262)                       -                (468,262)

Net income                                                      96,834                   96,834                 193,668
                                                     -------------------    ---------------------    --------------------

Balance, December 31, 1997                                     249,156                   30,968                 280,124


Distributions                                                 (305,717)                 (75,000)               (380,717)

Contribution                                                         -                   35,288                  35,288

Net income                                                     134,122                  134,122                 268,244
                                                     -------------------    ---------------------    --------------------

Balance, December 31, 1998                                      77,561                  125,378                 202,939

Distributions                                                 (250,000)                (250,000)               (500,000)

Net income                                                     233,276                  233,276                 466,552
                                                     -------------------    ---------------------    --------------------

Balance, December 31, 1999                                 $    60,837             $    108,654            $    169,491
                                                     ===================    =====================    ====================



      The accompanying notes are an integral part of these financial statements.

      THE COSMOPOLITAN AT MEARS PARK, LLC STATEMENTS OF CASH FLOWS FOR THE YEARS
                     ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            1999                 1998                 1997
                                                                       ----------------    -----------------    -----------------


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                            $  466,552           $  268,244           $  193,668
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation and amortization                                        278,705              270,670              267,827
         Increase in rent receivable                                           (1,292)                (174)              (1,077)
         Increase in prepaid expenses                                            (631)              (2,517)              (2,352)
         Increase (decrease) in accounts payable and accrued
            expenses                                                          (36,328)              41,322               (2,548)
         Decrease (increase) in cash equivalent, security
            deposits, net                                                      61,515              (54,531)              87,589
         Decrease in accrued interest                                            (741)                (677)                (618)
                                                                       ----------------    -----------------    -----------------

      Net cash provided by operating activities                               767,780              522,337              542,489
                                                                       ----------------    -----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of improvements, furniture and equipment                       (90,779)             (39,280)             (16,721)
      Decrease (increase) in real estate tax escrow and
         replacement reserve                                                   31,995              (42,104)               6,661
                                                                       ----------------    -----------------    -----------------

      Net cash used in investing activities                                   (58,784)             (81,384)             (10,060)
                                                                       ----------------    -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from member contribution                                             -               35,288                    -
      Principal payments on mortgage note payable                             (97,318)             (88,848)             (81,115)
      Distributions to members                                               (500,000)            (380,717)            (468,262)
                                                                       ----------------    -----------------    -----------------

      Net cash used in financing activities                                  (597,318)            (434,277)            (549,377)
                                                                       ----------------    -----------------    -----------------

NET INCREASE (DECREASE) IN CASH                                               111,678                6,676              (16,948)

CASH, BEGINNING                                                                58,439               51,763               68,711
                                                                       ----------------    -----------------    -----------------


CASH AND CASH EQUIVALENTS, END OF YEAR                                     $  170,117           $   58,439           $   51,763
                                                                       ================    =================    =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

      Cash paid for interest                                               $  615,674           $  624,144           $  631,877
                                                                       ================    =================    =================







      The accompanying notes are an integral part of these financial statements.

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(1)      Organization and Description of Business

         The Cosmopolitan at Mears Park, LLC (TCAMP), a Limited Liability Company, was formed on March 15, 1996, under the Delaware Limited Liability Company Act. The purpose of TCAMP is to engage in investment in, and operation and development of, real estate and interests therein. The members of TCAMP are Historic Preservation Properties 1989 Limited Partnership and Lillian Carney (the Members).

         Effective March 15, 1996, Historic Preservation Properties 1989 Limited Partnership (HPP'89) contributed land, building and improvements and furniture and equipment (Contributed Real Estate), and certain other assets and liabilities to TCAMP for a 50% ownership interest. Concurrently, Lillian Carney contributed $650,000 cash to TCAMP for a 50% ownership interest. Simultaneously, TCAMP issued a $7,000,000 mortgage note, the proceeds of which, along with the $650,000 contributed cash, were used to settle in full HPP'89's mortgage note payable related to the Contributed Real Estate. The fair value of the Contributed Real Estate and other assets contributed by HPP'89 approximated the fair value of liabilities transferred to TCAMP by HPP'89 and the amount paid by TCAMP to settle in full HPP'89's mortgage note payable related to the Contributed Real Estate.

         TCAMP owns a residential apartment complex containing 255 units located at 250 6th Street, St. Paul, Minnesota. During the year ended December 31, 1999, the economic occupancy of TCAMP was 97% (unaudited).

 (2)     Basis of Presentation and Summary of Significant Accounting Policies

         Basis of accounting

         TCAMP's financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Investment in real estate and depreciation

         Investment in real estate is held for lease. Contributed Real Estate was recorded at fair value and subsequent additions are stated at cost. Depreciation is computed on a straight-line basis over the estimated economic lives of the assets.

         Depreciation expense for the years ended December 31, 1999, 1998 and 1997 totaled $245,369, $237,322 and $234,485, respectively.

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(2) Basis of Presentation and Summary of Significant Accounting Policies (Continued)

         Cash, cash equivalents and concentration of credit risk TCAMP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at December 31,
         1999  and  1998   totaled   $45,595  and   $81,990, respectively.

         At  December  31,  1999 and  1998,  TCAMP  had  $134,139  and  $81,990,
         respectively, of cash and cash equivalents on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.

         Deferred financing fees

         Deferred financing fees have been capitalized and are being amortized on a straight-line basis over the term of the mortgage note payable. Amortization expense for the years ended December 31, 1999, 1998 and 1997 totaled $33,336, $33,348 and $33,342, respectively.

         Revenue recognition

         Revenue, principally under annual operating leases, is recorded when due. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

         Income taxes

         No   provision   (benefit)   for  income  taxes  is  reflected  in  the
         accompanying financial statements since the Members of TCAMP are required to report their allocable share of net income (loss) on their respective income tax returns.

(3)      Mortgage Note Payable and Escrow Accounts

         TCAMP's mortgage note with the lender bears interest at 9.14% per annum and amortizes over a 25 year schedule. The mortgage note requires monthly payments of principal and interest, real estate tax escrow deposits and replacement reserve deposits of $59,416, $27,136 and $4,250, respectively. The mortgage note matures in March 2003, at which time all unpaid principal and accrued interest is due. The mortgage note is secured by TCAMP's property, rents and assignments of leases.

         At December 31, 1999, annual maturities of the mortgage note are as follows:

                               Year Ending December 31,                Amount

                                         2000                      $  106,599
                                         2001                         116,761
                                         2002                         127,891
                                         2003                       6,331,347

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(4)      Related Party Transaction and Commitment

         TCAMP entered into a management agreement with Claremont Management Corporation (CMC) to manage the property. The sole shareholder of CMC is related to Lillian Carney. The agreement expires on June 30, 2000 and automatically renews thereafter on an annual basis, unless terminated as provided for in the agreement. The management agreement requires the payment of a management fee equal to the greater of $5,200 monthly or 4% of gross receipts, as defined in the agreement, plus the reimbursement of all CMC's costs of providing these services.
         Management fees under the management agreement totaled $107,525, $99,507 and $93,136, respectively, for the years ended December 31, 1999, 1998 and 1997. Expense reimbursements to CMC for the years ended December 31, 1999, 1998 and 1997 totaled $248,445, $282,412 and
         $264,484, respectively.

 (5)     Liability of Members and Distributions of Cash

         The liability of the Members for losses, debts and obligations of TCAMP is limited to their capital contributions, except under applicable law Members may, under certain circumstances, be liable to TCAMP to the extent of previous distributions received by the Members in the event TCAMP does not have sufficient assets to discharge its liabilities.

         Distributions by TCAMP to the Members at the end of each fiscal year, or at such time as determined by the Board of Managers, are as follows:

         (i) First, to Lillian Carney in payment of any current or accrued portion of the 12% preferred return on her unreturned original capital contribution;

         (ii)     Second,  to HPP'89, as the Preferred Return, in an amount when
                  added  to  all  other  cash   available  to  HPP'89  from  its
                  operations or any other source equals $140,000;

        (iii) Third, to Lillian Carney in payment of any unpaid principal portion of Lillian Carney's original capital contribution;

         (iv) Fourth, to the payment of any principal or interest due with respect to any loans from Members, with any such payments to be applied first to accrued but unpaid interest and then to principal; and

         (iv) Fifth, the balance, if any, to the Members in accordance with their respective percentage interests (50% HPP'89 and 50% Lillian Carney).

         To the extent that HPP'89 accumulated from whatever sources operating reserve amounts greater than $140,000 at the end of any fiscal year, HPP'89 was required to contribute such excess within thirty days of the end of such fiscal year to TCAMP as additional capital contributions to be distributed by TCAMP to Lillian Carney as a return of the outstanding portion of her original capital contribution until her original capital contribution was reduced to zero.

                       THE COSMOPOLITAN AT MEARS PARK, LLC
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(5)      Liability of Members and Distributions of Cash (Continued)

         Distributions to Lillian Carney for the years ended December 31, 1998 and 1997 include a 12% preferred return of $6,944 and $42,035, respectively. Distributions to Lillian Carney for the years ended
         December 31, 1998 and 1997 also include a return of $223,773 and $426,227 of her original capital contribution. On February 27, 1998, HPP'89 contributed to TCAMP an additional $35,288 representing operating reserves in excess of $140,000 as of December 31, 1997. The funds were then distributed to Lillian Carney by TCAMP as a return of her original capital contribution. On May 18, 1998, TCAMP had returned the total outstanding portion of Lillian Carney's original $650,000 capital contribution. For the remainder of 1998, TCAMP also distributed $75,000 each to HPP'89 and Lillian Carney.

(6)      Fair Value of Financial Instruments

         At December 31, 1999 and 1998, the carrying amounts of cash and cash equivalents, cash equivalent security deposits, real estate tax escrow, replacement reserve, rent receivable, prepaid expenses, accounts payable and accrued expenses, accrued interest and security deposits approximate their fair values due to their short maturities. The fair value of the mortgage note payable at December 31, 1999 and 1998 approximates its carrying amount based on interest rates available to TCAMP for similar financing arrangements. All financial instruments are held for non-trading purposes.